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                                                     Exhibit 2


                         PROMISSORY NOTE


Loan Amount:  $10,389,623.40              Carlsbad, California
Interest Rate:  5.73%                           April 17, 1997


          FOR VALUE RECEIVED, the undersigned, KEVIN B. KIMBERLIN ("Borrower"), hereby promises to pay to the order of THE IMMUNE RESPONSE CORPORATION, a Delaware corporation ("Lender"), at 5935 Darwin Court, Carlsbad, California, 92008 or such other place as Lender may designate by written notice to Borrower, by wire transfer of immediately available funds, the principal sum of TEN MILLION THREE HUNDRED EIGHTY-NINE THOUSAND SIX HUNDRED TWENTY-THREE AND 40/100 DOLLARS ($10,389,623.40), with interest, to be paid as set forth below.

     1. Payments. The entire principal balance of this Promissory Note (this "Note"), together with all accrued and unpaid interest thereon, shall be due and payable on September 30, 1997 (the "Maturity Date"). Interest on the outstanding principal balance hereunder shall accrue at the rate of 5.73% per annum, calculated on the basis of a three hundred and sixty-five day year.

     2. Purpose of Note. Borrower acknowledges that the purpose of the loan evidenced by this Note is to provide partial financing for the purchase of 1,776,004 shares of Lender's common stock and warrants to purchase 1,776,004 shares of such common stock.

     3. Prepayment. Borrower may prepay all or any portion of this Note at any time without penalty, fee or acceleration prior to the Maturity Date of this Note.

     4. Security. This Note is a full-recourse note. Payment of this Note is secured by a certain Stock Pledge Agreement (the "Pledge Agreement") of even date herewith from Borrower, as Pledgor, to Lender, as Pledgee, encumbering Borrower's interest in certain shares of capital stock at such time as permitted under that certain lock-up agreement to which Borrower is a party (described in Exhibit A hereto), and as more particularly described in the Pledge Agreement.

     5. Acceleration of Due Date. The entire unpaid principal balance of this Note, together with all accrued and unpaid interest thereon, shall, at the election of Lender, become immediately due and payable upon the occurrence of any of the following, irrespective of the payment schedule set forth in Paragraph 1 of this Note:

          (a) Any failure on the part of Borrower to make any payment under this Note when the same is due;

          (b)  Any failure on the part of Borrower to
     perform or observe any of his obligations under the Pledge Agreement or any other security instrument which secures this Note as and when performance is due;

          (c) If at any time Borrower shall admit in writ-ing his inability to pay his debts as they become due, or shall make any assignment for the benefit of any creditors, or shall file a petition seeking any reorga-nization, arrangement, composition, readjustment or similar release under any present or future statute, law or regulation, or on the filing or commencement of any petition, action, case or proceeding, voluntary or involuntary, under any state or federal law regarding bankruptcy or insolvency.

     6. Collection Costs Borne by Borrower. Borrower agrees to pay all costs and expenses, including without limitation reasonable attorneys' fees, incurred by Lender in any action brought to enforce the terms of this Note and/or to collect this Note, and any appeal thereof.

     7.   Miscellaneous.

     (a) No delay or omission on the part of Lender in exercising any right under this Note or under the Pledge
Agreement or any other security agreement given to secure this Note shall operate as a waiver of such right or of any other right under this Note.

     (b) In the event of default under this Note, Borrower shall have fifteen (15) days from the date of notice of default and demand for payment in which to cure such default. Such notice may be by written notice mailed to Borrower at the last address given to Lender by Borrower and shall be deemed received three
(3) days after being mailed by certified, first-class mail, return receipt requested or the next day mailed by overnight delivery.

     (c) Borrower hereby waives presentment for payment, demand, notice of demand and of dishonor and non-payment of this Note, protest and notice of protest, diligence in collecting, and the bringing of suit against any other party. The pleading of any statute of limitations as a defense to any demand against the Borrower, any endorsers, guarantors and sureties of this Note is expressly waived by each and all of such parties to the extent permitted by law. Time is of the essence under this Note, subject to Section 7(b).

     (d) Any payment hereunder shall first be applied to any collection costs, then against accrued and unpaid interest hereunder and then against the outstanding principal balance of this Note.

     8. Late Charge. If payment of principal or interest under this Note shall not be made within ten (10) days after the date due, Borrower agrees to pay, in addition to the unpaid principal or interest, a sum equal to two percent (2%) of the unpaid principal or interest, which sum Borrower agrees represents a fair and reasonable estimate, considering all of the circumstances existing on the date of this Note, of the costs and expenses incident to handling and collecting such delinquent payment that will be sustained by Lender due to the failure of Borrower to make timely payment. The parties further agree that proof of actual damages would be costly and impracticable. Such charge shall be paid without prejudice to the right of Lender to collect any other amounts provided to be paid or to declare a default under this Note or under the Pledge Agreement or from exercising any of the other rights and remedies of Lender.

     9. Governing Law. This Note shall be governed by and interpreted in accordance with the laws of the State of Delaware, except as they may be preempted by federal law. In any action brought or arising out of this Note, Borrower and Lender hereby consent to the jurisdiction of any federal or state court having proper venue within the State of California and also consent to the service of process by any means authorized by California or federal law.

     10.  Definitions.

          Business Day.  As used in this Note the term "Business
Day" shall mean any day other than a Saturday, Sunday or a legal holiday observed by employees of the State of California.

     11. Successors. This Note shall be binding upon Borrower and the personal representatives, heirs, successors and assigns of Borrower.

     12. Severability. If any part of this Note is determined to be illegal or unenforceable, all other parts shall remain in full force and effect.

     13. Maximum Interest Payable. All agreements between the undersigned and the holder hereof, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity hereof or otherwise, shall the interest contracted for, charged, received, paid or agreed to be paid to the holder hereof exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the holder hereof in excess of the maximum lawful amount, the interest payable to the holder hereof shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the holder hereof shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal hereof and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal hereof, such excess shall be refunded to the undersigned. All interest paid or agreed to be paid to the holder hereof shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full period until payment in full of the principal (including the period of any renewal or extension hereof) so that the interest hereon for such full period shall not exceed the maximum amount permitted by applicable law. This paragraph shall control all agreements between the undersigned and the holder hereof.



                               ------------------------------
                                    Kevin B. Kimberlin